LUIS DANNON BRENDER
NOTARIO DE LIMA
Av. Javier Prado Oeste 705 - Magdalena
Telfs. 261-0009 / 261-9081 Fax: 460-2011

TESTIMONIO

Dr. LUIS DANNON BRENDER
ABOGADO
NOTARIO DE LIMA


335000
340000
345000
355000
N
8730000
8725000
8720000
7715000
8710000
LEYENDA
AREA OTORGADA EN USO MINERO
9700 ha.